Ernst & Young LLP

5 Times Square

New York, NY 10036-6530

February 27, 2007

Securities & Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated February 27, 2007, of Atlas Air Worldwide Holdings, Inc. and are in agreement with the statements contained the first, third, fourth and fifth paragraphs on page 2 therein under Item 4.01 (a). We have no basis to agree or disagree with other statements of the registrant contained in other paragraphs of the above referenced filing.

/s/ Ernst & Young LLP